AGREEMENT AND GENERAL RELEASE


     This Agreement and General Release (hereinafter "Agreement") is entered into this 18th day of June, 1999, in the County of Maricopa, State of Arizona, among MicroAge, Inc., a Delaware corporation ("MicroAge"), and Alan P. Hald ("Executive").

                                    RECITALS

     WHEREAS, Executive is currently serving as the Secretary of MicroAge and President of MicroAge Enterprises, Inc.;

     WHEREFORE, the parties have agreed that it is in their respective best interests to amicably resolve all matters relative to Executive's employment with MicroAge and separation therefrom pursuant to the following terms and conditions:

                                       I.

     MicroAge covenants and agrees to provide Executive with the severance benefits specified in paragraphs 1-14 on Exhibit A attached hereto (the "Severance Benefits") and the additional benefits specified in paragraphs 15-23 on Exhibit A attached hereto (the "Additional Benefits"). The parties acknowledge and agree that the Severance Benefits provided to Executive as set forth on Exhibit A are provided pursuant to the Amended and Restated Employment Agreement, dated as of November 4, 1996, by and between MicroAge and Executive (the "Employment Agreement"). The parties agree that MicroAge will make no payments of Additional Benefits hereunder until Executive signs and returns the "Non-Revocation" form attached hereto as Exhibit B.

     Executive's separation from employment with MicroAge will be effective as of November 1, 1999 (the "Separation Date").

     Executive hereby acknowledges receipt of an advanced payments in the amount of Seventy Thousand Dollars ($70,000), less applicable taxes on June 1, 1999, and Thirty Two Thousand Eight Hundred Thirty Five and 32/100 ($32,835.32), less applicable taxes, on June 3, 1999. Such advance payment amounts will be deducted from the payments Executive receives on the Payment Date (as defined below) in accordance with his Severance Benefits.

     It is expressly understood and agreed that, other than the severance benefits being provided to Executive pursuant to this Agreement, neither MicroAge nor any of its affiliates is otherwise indebted to Executive for any other damages, wages, benefits, or reimbursements.

                                       II.

     In exchange for the promises set forth in Paragraph I above, Executive does hereby forever release, discharge, cancel, waive, and acquit, for himself and for his marital community, heirs, executors, administrators and assigns, MicroAge and any and all of its affiliates, subsidiaries, corporate parents, agents, officers, owners, employees, attorneys, successors and assigns, of and from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liability of any nature whatsoever which Executive has, had or may hereafter have against them or any of them, arising out of, or by reason of any cause, matter, or thing whatsoever existing as of the date of execution of this Agreement, WHETHER KNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT. This FULL WAIVER OF ALL CLAIMS includes, without limitation, attorney's fees, any claims, demands, or causes of action arising out of, or relating in any manner whatsoever to, the employment and/or termination of the employment of Executive, such as, BUT NOT LIMITED TO, any charge, claim, lawsuit or other proceeding arising under the Civil Rights Act of 1866, 1964, Title VII as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), the Labor Management Relations Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, the Fair Labor Standards Act, the Arizona Civil Rights Act, Workman's Compensation Claims, or any other federal, state, or local statute. Executive further covenants and agrees not to institute, nor cause to be instituted, any legal proceeding, including filing any claim or complaint with any government agency alleging any violations of law or public policy, against MicroAge and/or any and all of their affiliates, subsidiaries, corporate parents, agents, officers, owners, employees, successors and assigns premised upon any legal theory or claim whatsoever, including without limitation, contract, tort, wrongful discharge, personal injury, interference with contract, defamation, negligence, infliction of emotional distress, fraud, or deceit, except to enforce the terms of this Agreement.

                                      III.

     Executive acknowledges that he is a participant in the MicroAge, Inc. Executive Supplemental Savings Plan (the "ESSP") and the Supplemental Executive Retirement Plan of MicroAge, Inc. (the "SERP" and together with the ESSP, the "Plans"). Executive agrees that he is fully aware of his rights and entitlements under the Plans. Executive acknowledges that he is entitled to receive non-qualified deferred compensation benefits equal to his account balance under the ESSP (which as of January 31, 1999 was $38,911.13). He also acknowledges that he is entitled to receive a benefit under the SERP which is currently being calculated pursuant to the formula set forth in the SERP. The amounts due Executive under the ESSP and the SERP (the "Benefits") are payable within a reasonable time following the Separation Date. Executive understands that, at Executive's request, the Compensation Committee is willing to credit him with additional Benefit Accrual Service (as such term is defined in the SERP), so that as of his Separation Date he will have a total of four (4) years of Benefit Accrual Service under the SERP, which will result in an increase in the benefit payable to Executive under the SERP. Executive further understands that, at Executive's request, the Compensation Committee is willing to accelerate the payment of the Benefits to May 31, 1999, or as soon thereafter as is reasonably practicable, as opposed to the Separation Date. The Compensation Committee has taken appropriate action to authorize the acceleration of the payment of the Benefits and the increase in the Benefit Accrual Service credited to Executive under the SERP.

     In exchange for the early payments under the Plans and for the increase in his Benefit Accrual Service as set forth above, Executive does hereby forever release, discharge, cancel, waive, and acquit, for himself and for his marital community, heirs, executors, administrators and assigns, MicroAge and any and all of its affiliates, subsidiaries, corporate parents, agents, officers, owners, employees, attorneys, successors and assigns, of and from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liability of any nature whatsoever which Executive has, had or may hereafter have against them or any of them, arising out of his participation in the ESSP or the SERP, the accrual or payment of benefits under the ESSP or the SERP, or the termination of the Executive's participation in either the ESSP or the SERP, WHETHER KNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT.

                                       IV.

     The parties and their respective attorneys agree to hold in strict confidence the terms and conditions of this Agreement. The parties covenant and agree that neither they nor their attorneys will, either directly or through any other person, agent or representative, discuss publicly or privately the nature or content of this Agreement with any non-party to this Agreement, except as to either party's accountants, any state tax department or the federal Internal Revenue Service, or any other state or federal official in response to a legitimate inquiry.

                                       V.

     Executive, by his execution of this Agreement, avows that the following statements are true:

     A. That he has been given the opportunity and has in fact read this entire Agreement, that it is in plain language, and has had all questions regarding its meaning answered to his satisfaction;

     B. That he has been advised to seek independent advice and/or counsel of his choosing and that he has been given the full opportunity to seek such advice and/or counsel;

     C. That he fully understands the contents of this Agreement and understands that it is a FULL WAIVER OF ALL CLAIMS, including arbitration claims and awards, against Executive, including any rights under the ADEA and as to ADEA claims is not a waiver of future claims;

     D. That this FULL WAIVER OF ALL CLAIMS is given in return for valuable consideration, as provided under the terms of this Agreement;

     E. That he enters into this Agreement knowingly and voluntarily in exchange for the promises referenced in this Agreement and that no other representations have been made to him to induce or influence his execution of this Agreement. Executive has been given at least twenty-one (21) days within which to consider this Agreement before signing and seven (7) days following his execution of the Agreement to revoke this Agreement. The Agreement shall not become effective or enforceable until the foregoing revocation period has expired and Executive has signed and returned the "Non-Revocation" form attached hereto as Exhibit B; and

     F. That he  understands  his  continuing  obligations  under the Employment
Agreement, including but not limited to his obligations (a) to maintain the confidentiality of Confidential Information (ss. 5.1 of the Employment Agreement), and (b) not to compete with MicroAge or its affiliates for a twenty-four month period (ss. 5.9 of the Employment Agreement). Without limiting the generality of Executive's non-competition obligations, during the Non-Competition Period (as defined in Section 5.9(a) of the Employment Agreement) Executive agrees that Executive will not, either within or outside of the Business territory (as defined in Section 5.9(a) of the Employment
Agreement), act as an agent, representative, consultant, officer, director, member, independent contractor, or employee of Arrow Electronics, Inc.; Avnet, Inc.; Cambridge Research Associates, Inc.; CHS Electronics, Inc.; Compaq
Computer Corporation; CompuCom Systems, Inc.; CompUSA, Inc.; En Pointe Technologies, Inc.; Entex Information Services; GE Capital; Ikon Office Solutions, Inc.; Inacom Corp; Ingram Micro, Inc.; Merisel, Inc.; Pomeroy Computer Resources, Inc.; Sarcom; Tech Data Corporation; Xerox Connect; or any Affiliates or successors of the foregoing.

                                       VI.

     The parties confirm their continuing obligations under Section 5.10 of the Employment Agreement, which provides as follows:

     During the term of this Agreement and the Non-Competition Period, neither Executive nor the Company shall disparage the other, and neither shall disclose to any third party the conditions of Executive's employment with the Company except as may be required (i) pursuant to applicable law or regulations, including the rules and regulations of the Securities and Exchange Commission, (ii) to effectuate the provisions of employee plans or programs and insurance policies, or (iii) as may be otherwise contemplated herein or unless such information becomes publicly available without fault of the party making such disclosure.

                                      VII.

     Notwithstanding anything contained in Section 5.9 of the Employment Agreement or Article V.F of this Agreement (the "Noncompetition Agreement"), or in the amendments to the Split-Dollar Agreements (as defined in Exhibit A, paragraph 8), or paragraphs 8 and 17 of Exhibit A, in the event MicroAge defaults in the payment or maintenance of medical or dental benefits specified in paragraphs 4 and 16 of Exhibit A, split-dollar benefits specified in paragraphs 8 and 17, or disability benefits specified in paragraphs 9 and 18 of Exhibit A ("MicroAge Default"), Executive will be released from his obligations under the Noncompetition Agreement and MicroAge will transfer the split-dollar Policies (as such term is defined in each Split-Dollar Agreement) to Executive and will release Executive from any and all obligations to reimburse MicroAge for premiums paid on the Policies.

     In the event of a MicroAge Default, Executive must give written notice of the MicroAge Default ("Notice") to MicroAge. MicroAge shall have fifteen (15) days to cure the such default ("Cure Period") after Notice is received. If MicroAge fails to cure the MicroAge Default within the Cure Period, Executive has the option to either (a) be relieved of his obligations under the Noncompetition Agreement and to receive the Policies and be released from any and all obligations to reimburse MicroAge for premiums paid on the Policies (the "Noncompete and Split-Dollar Release") or (b) to pursue available legal remedies against MicroAge for the MicroAge Default. In order to elect the Noncompete and Split-Dollar Release, Executive must give MicroAge written notice of such election within fifteen (15) days after the end of the Cure Period. If Executive elects the Noncompete and Split-Dollar Release, the Noncompetition Agreement will be terminated, and MicroAge will be released from its obligations to provide medical, dental, split-dollar or disability benefits to Executive, the MicroAge Default will be deemed to have been cured, and Executive will have no right to pursue any claims against MicroAge or any of its affiliates as a result of the MicroAge Default. In the event Executive elects a Noncompete and Split-Dollar Release, such release shall be deemed to be an amendment to the Employment Agreement and MicroAge and Executive will enter into any necessary amendments to the Split-Dollar Agreements to effectuate the terms of this
Article VII.

                                      VIII.

     This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of Arizona, and no action involving this Agreement may be brought except in the Superior Court for the State of Arizona or the Federal District Court for the District of Arizona.

                                       IX.

     If any provision of this Agreement or the application thereof is held to be invalid, void, or unenforceable for whatever reason, the remaining provisions not so declared shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

                                       X.

     This Agreement constitutes the sole and entire Agreement between the parties hereto, and supersedes any and all understandings and agreements made prior hereto, other than the Employment Agreement. There are no collateral understandings, representations, or agreements other than those contained herein or in the Employment Agreement. It is understood and agreed that the execution of this Agreement by MicroAge is not an admission of liability on their parts to Executive, but is an agreement to put to rest any claim of any kind whatsoever relating to the employment relationship or otherwise, except that the parties may enforce their respective rights under the Employment Agreement to the extent they are not inconsistent with this Agreement. IN WITNESS WHEREOF, the undersigned parties have signed this Agreement on the date indicated herein.

                CAUTION! THIS IS A RELEASE! READ BEFORE SIGNING!

MICROAGE, INC. ALAN P. HALD


By: /s/ James R. Daniel                    /s/ Alan P. Hald
    -------------------                    ----------------

Its: Executive Vice President
     Chief Financial Officer

Date: June 18, 1999                        Date: June 18, 1999

                                  VERIFICATION

STATE OF ARIZONA           )
                           ) ss.
County of Yavapai          )


     On this 18th day of June, 1999, before me, the undersigned Notary Public, personally appeared Alan P. Hald, known to me to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purpose therein contained.

          IN WITNESS WHEREOF, I hereunto set my hand and official seal.



                                        /s/ Emily Culpepper
                                        ----------------------------------------
                                        Notary Public


My Commission Expires March 29, 2002
                      --------------

                                    EXHIBIT A

                               SEVERANCE BENEFITS

     1. LUMP SUM PAYMENTS. Promptly following MicroAge's receipt of the Non-Revocation form attached hereto as Exhibit B (such date hereinafter referred to as the "Payment Date"), MicroAge will pay Executive a lump payment of $1,066,002 which is equal to three (3) times the sum of (1) his base salary in effect immediately prior to his termination ($325,000) plus, (2) the average of the Annual Bonuses paid to him for the three (3) fiscal years immediately preceding fiscal year 2000 ($30,334).

     2. ACCRUED VACATION DAYS. As of June 1, 1999, Executive has 141 unused accrued vacation days (the "Accrued Vacation Days"). MicroAge will reimburse Executive for such unused accrued vacation days in an amount equal to Executive's current annual base salary ($325,000) multiplied by a fraction, the numerator of which is the number of unused accrued vacation days (141), and the denominator of which is 260. On the Payment Date, MicroAge will pay Executive One Hundred Seventy Six Thousand Two Hundred and Fifty Dollars ($176,250) for these accrued unused vacation days. No vacation days will accrue after May 31, 1999.

     3. REIMBURSABLE EXPENSES. MicroAge will, in accordance with standard policies, reimburse Executive for all reasonable travel and other expenses incurred by Executive prior to the Separation Date and submitted for reimbursement within seven (7) days of the Separation Date.

     4. MEDICAL AND DENTAL PLANS. Executive is entitled to continue coverage under the medical and dental plans in which Executive was entitled to participate as a full-time employee immediately prior to the Separation Date in accordance with the standard COBRA rules. Executive's coverage will continue for up to twenty-four (24) months after the Separation Date (until November 1, 2001), subject to the limitations noted below, rather than the standard 18 months provided by COBRA. In addition, until the first to occur of Executive's attainment of alternative employment or November 1, 2001, (i) MicroAge will contribute towards the monthly premium payments in an amount equal to the contribution that MicroAge would have made had Executive continued as an active MicroAge associate; and (ii) Executive will pay the balance of the premiums. In the event Executive obtains alternative employment prior to November 1, 2001, and subject to Paragraph 16, MicroAge will no longer contribute to the premium cost and Executive will be required to pay the full premium in order to continue medical and/or dental benefits starting on the first day of Executive's employment by an alternative employer. The period of continued coverage provided by this paragraph will apply towards Executive's allowed 18 months of COBRA coverage.

     5. 401(K) PLAN. Executive participates in the MicroAge Retirement Savings Plan (the "401(k) Plan"). Executive has received information regarding his options under the 401(k) Plan. Any questions regarding the 401(k) Plan should be directed to Patricia Vincent at 366-2287. As of the Separation Date, no additional contributions will be made to the 401(k) Plan.

     6. ESSP. Pursuant to Paragraph III of this Agreement, Executive will receive as soon as practicable following the Payment Date, the account balance under the ESSP which was valued at $38,911.13 as of January 31, 1999. There will be no amounts transferred from the ESSP into the 401(k) Plan for fiscal year 1999, since all amounts previously deferred by Executive will be distributed to him. Executive will be ineligible to make additional contributions to the ESSP as of May 31, 1999.

     7. SERP. Pursuant to Paragraph III of this Agreement, on the Payment Date or as soon thereafter as is reasonably practicable, Executive will receive a lump sum SERP payment which is currently being calculated pursuant to the formula set forth in the SERP.

     8. SPLIT-DOLLAR INSURANCE AGREEMENT. Executive and MicroAge entered into two Split-Dollar Insurance Agreements, dated as of December 24, 1992 and January 27, 1997 (the "Split-Dollar Agreements"). Subject to Paragraph 17, and
notwithstanding anything contained in the Split-Dollar Agreements to the contrary, MicroAge will cause the Split-Dollar Agreements to remain in full force and effect and will continue to make the premium payments that become due until the first to occur of (a) Executive's attainment of alternative employment or (b) November 1, 2001 (the "Termination Date"). For purposes of the Split-Dollar Agreements, Executive will be deemed to have terminated from employment on the earlier of his death or the Termination Date. MicroAge and Executive will enter into an amendment to the Split-Dollar Agreements to effectuate the terms of this Paragraph 8. The rights and obligations of Executive and MicroAge then will be determined pursuant to the terms of the Split-Dollar Agreements, as amended.

     9. DISABILITY INSURANCE. Executive currently has disability insurance pursuant to separate policies: (1) the UNUM Group Disability Policy (the "Group Policy") and (2) two UNUM Individual Disability Policies (the "Individual Policies"). The Group Policy will terminate as of the Separation Date. Subject to Paragraph 18, MicroAge will cause the Individual Policies to remain in full force and effect until the Termination Date.

     10. STOCK OPTIONS. During Executive's employment Executive was granted the following stock options:

          A. Pursuant to a Letter Award dated June 15, 1994 ("Letter Award") under the 1989 Stock Option Plan, Executive was granted the option to purchase a total of 40,000 shares of MicroAge common stock, par value $.01 per share at an exercise price of $10.42 per share. As of the Separation Date, Executive has 40,000 unexercised vested options. In accordance with the terms of the Letter Award, all options thereunder expire on July 13, 1999 and will not be extended pursuant to Paragraph 15.

          B. Pursuant to the 1994 Stock Option Grant Letter dated as of December 13, 1995 (the "1995 Grant Letter") Executive was granted the option to purchase a total of 10,000 shares of MicroAge common stock, par value $.01 per share at an exercise price of $8.75 per share. As of the Separation Date, Executive has 6,000 unexercised vested options. In accordance with the terms of the 1995 Grant Letter, all options thereunder terminate on the Separation Date.

          C. Pursuant to the 1994 Long-Term Incentive Plan Incentive Stock Option Award dated as of December 4, 1996 (the "1996 Letter") Executive was granted the option to purchase a total of 5,000 shares of MicroAge common stock, par value $.01 per share at an exercise price of $24.00 per share. As of the Separation Date, Executive has 2,000 unexercised vested options. In accordance with the terms of the 1996 Letter, all options thereunder will terminate on the Separation Date.

     11. MANAGEMENT EQUITY PROGRAMS. Pursuant to the 1994 Management Equity Program Award Agreement dated December 9, 1993 (the "1994 MEP Agreement"), Executive received 125,638 options as a result of his election to restructure his compensation package by reducing his fiscal year 1994, 1995, and 1996 compensation. In accordance with the terms of the 1994 MEP Agreement, on the Separation Date, Executive will have 83,760 vested options. Following the Separation Date, Executive's options will continue to vest under the vesting schedule set forth in Section 6 of the 1994 MEP Agreement.

     12. DEMAND REGISTRATION RIGHTS. Section 4.3(j) of the Employment Agreement grants Executive the rights to registration under the Securities Act of 1933, as amended, of his shares of Common Stock. MicroAge is under certain obligations in the event Executive exercises his demand registration rights during the 2 years following his termination of employment. In order for Executive to exercise his demand registration rights, he must request that at least 50,000 shares be registered.

     13. TERMINATION PUT. Pursuant to Section 4.3(k) of the Employment Agreement, in the event of Executive's death during the six (6) months following his Separation Date, his estate, his spouse at the date of his death and his children and trusts (the "Designated Beneficiaries") have the option (the "Termination Put") to sell to MicroAge within 180 days of the date of his death, the shares owned by such Designated Beneficiaries. A Designated Beneficiary has this option only if the Designated Beneficiaries together own more than 50,000 shares of Common Stock of MicroAge.

     14. EXCISE TAX PAYMENT. Pursuant to Section 4.5 of the Employment Agreement, if any payment made to Executive pursuant to the Employment Agreement is subject to an excise tax imposed by Code Section 4999 (including any interest or penalties incurred by Executive relating to such excise tax), MicroAge will make an additional payment to Executive in an amount equal to such excise tax.

     15. EXTENSION OF OPTIONS. MicroAge will request that the Compensation Committee allow the options granted in Paragraph 10 sections B and C, to continue to vest as if Executive's employment continued until November 1, 2000, and to extend the exercise period of all such options for twelve (12) months after the Separation Date (November 1, 2000).

     16. HEALTH BENEFITS. Notwithstanding anything contained in Paragraph 4, MicroAge will cease making contributions to the monthly premium payments for Executive's medical and dental coverage upon Executive's attainment of alternative employment unless (i) Executive notifies MicroAge in writing that the benefits offered by the alternative employer for similarly situated executives are less favorable than those available under the MicroAge policies and MicroAge, in the exercise of good faith business judgment, concurs, and (ii) Executive waives any right to receive any medical and/or dental benefits from the alternative employer during the time MicroAge is providing such benefits. This Paragraph 16 shall constitute an amendment to the Employment Agreement.

     17. EXTENSION OF SPLIT-DOLLAR AGREEMENTS. Notwithstanding anything contained in Paragraph 8, MicroAge will cease making premium payments that become due pursuant to the Split-Dollar Agreements upon Executive's attainment of alternative employment unless (i) Executive notifies MicroAge in writing that the split-dollar benefits offered by the alternative employer for similarly situated executives are less favorable than those available under the MicroAge policies and MicroAge, in the exercise of good faith business judgment, concurs, and (ii) Executive waives any right to receive any split-dollar benefits from the alternative employer during the time MicroAge is providing such benefits.

     18. DISABILITY BENEFITS. Notwithstanding anything contained in Paragraph 9, MicroAge will cease making the premium payments to maintain Executive's Individual Policies upon Executive's attainment of alternative employment unless Executive notifies MicroAge in writing that the disability benefits offered by the alternative employer for similarly situated executives are less favorable than those available under the MicroAge policies and MicroAge, in the exercise of good faith business judgment, concurs. This Paragraph 18 shall constitute an amendment to the Employment Agreement.

     19. PRODUCT PURCHASE BENEFITS. Executive may purchase the cellular phone, palm top, personal computer and docking station Executive has been using during his employment with MicroAge at a price equal to their depreciated book values. If Executive elects to purchase such items, Executive will contact Jeffrey D. McKeever on or before the Separation Date.

     20. EMPLOYMENT REFERENCE. MicroAge agrees to provide a reference and reason for Executive's separation that is consistent with a statement that will be mutually agreed to by MicroAge and Executive.

     21. FUTURE EMPLOYMENT. ASU has proposed an Executive In Residence position for Executive beginning on August 1, 1999 for a one-year period. This position will not be considered alternative employment for purposes of continuing health benefits under this Agreement.

     22. MICROAGE CO-FOUNDER. MicroAge acknowledges that Executive may use the term "MicroAge Co-Founder" in whatever context Executive deems appropriate.

     23.  TELEPHONE  LINE AND E-MAIL  ADDRESS.  Executive  will be  entitled  to
maintain  his  MicroAge   telephone   number   (366-2337)   and  e-mail  address
(ahald@microage.com)  for a period of two (2)  years  following  the  Separation
Date.

                                    EXHIBIT B

                                 NON-REVOCATION
                        AS OF THE DATE SHOWN ON THIS FORM


     By signing below, I hereby verify that I have chosen not to revoke my agreement to, and execution of, the Agreement and General Release. My signature confirms my renewed agreement to the terms of that Agreement, including the release and waiver of any and all claims relating to my employment with the Employer and its successors, assigns, and affiliated companies, and/or the termination of that employment.

     I hereby acknowledge that the payments made pursuant to Paragraphs 1, 2, 6 and 7 of Exhibit A are being accelerated and therefore constitute Additional Benefits under the Agreement.



/s/ Alan P. Hald                            June 30, 1999
----------------                            -------------
Alan P. Hald*                               Date


*Do not sign, date, or return this document until eight (8) days after you sign the Agreement and General Release. The signed and dated document should be returned to Matthew P. Feeney, Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004.

                                  VERIFICATION


STATE OF ARIZONA           )
                           ) ss.
County of Maricopa         )


          On this ____ day of __________, 1999, before me, the undersigned Notary Public, personally appeared Alan P. Hald, known to me to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purpose therein contained.

          IN WITNESS WHEREOF, I hereunto set my hand and official seal.



                                        ----------------------------------------
                                        Notary Public


My Commission Expires ______________